FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 14, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Plans for Horizontal Well

in Winna Gora Structure

Salt Lake City, June 14, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today announced plans for 3-D seismic and a horizontal well at its Winna Gora discovery in its Fences concession area in central Poland. The Winna Gora well was drilled to a total depth of 3,600 meters. In the latest production test, the well flowed at 2 million cubic feet of gas per day. Based upon log and core analysis the well encountered approximately 27 meters of productive Rotliegend sandstone of 18% porosity and a total column of 70 meters without water.

“This well has a thick reservoir with good porosity and after extensive testing and analysis, we believe that Winna Gora can best be developed by drilling a horizontal well. We expect that a horizontal well can achieve significantly higher flow rates than we have seen so far. We plan to use the existing well bore, cut a window in the 7 inch casing and drill a horizontal leg near the top of the productive horizon. By doing so, we think we can expose substantially more of the productive formation to the well bore,” said Richard Hardman, senior technical advisor for FX Energy.

The Winna Gora discovery was announced in January 2007 and has been tested extensively by the Polish Oil and Gas Company (“POGC”), the operator of the well, to determine the best way to develop what is believed to be a structure that may contain 20 to 50 bcf of gas. This well will be the Company’s first participation in a horizontal well in Poland. POGC is the operator and owns 51% of the working interest in the Winna Gora well. FX Energy owns 49% of the working interest.

Tadeusz Wolnowski, the Director of POGC Exploration for Northwest Poland stated, “POGC and FX Energy have approved plans to shoot a 3-D seismic survey over the Winna Gora structure in the fourth quarter of 2007. This 3-D survey will help determine the most favorable direction to orient the horizontal leg.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production operations have been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.